Exhibit 99.1

Independent Auditor’s Report

To the Board of Directors

ColorMatrix Group, Inc. and Subsidiaries

Berea, Ohio

We have audited the accompanying consolidated balance sheets of ColorMatrix Group, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ColorMatrix Group, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa

April 28, 2011

ColorMatrix Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Shares)

	December 31,		September 30,
	2009	2010	2011
			(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,423	$8,978	$8,486
Accounts receivable, less allowance for doubtful accounts 2009 $435; 2010 $349; 2011 $364	22,695	24,204	31,975
Inventories, net	16,810	21,056	29,176
Prepaid expenses and other assets	2,688	3,755	5,334
Deferred income taxes	1,424	1,527	1,527

Total current assets	54,040	59,520	76,498

Property, Plant and Equipment:
Land, buildings and improvements	2,120	2,825	3,773
Machinery and equipment	26,180	33,420	37,515
Furniture and fixtures	4,862	5,562	5,934

	33,162	41,807	47,222
Less accumulated depreciation	16,253	20,644	24,505

	16,909	21,163	22,717

Other Assets:
Other intangibles	91,289	77,742	76,649
Goodwill	99,537	96,533	105,799
Other assets	472	348	239

	191,298	174,623	182,687

	$262,247	$255,306	$281,902

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,013	$884	$998
Accounts payable	10,397	9,091	11,458
Accrued expenses	9,775	12,929	11,249
Interest rate swap agreement	—	401	—

Total current liabilities	21,185	23,305	23,705

Long-Term Liabilities:
Long-term debt, net of current portion	177,355	169,479	193,147
Interest rate swap agreements	2,072	—	—
Other	101	127	99
Deferred income taxes	17,680	14,164	16,283

	197,208	183,770	209,529

Stockholders’ Equity:
Common stock, $.01 par value, 1,000,000 shares authorized; shares issued and outstanding, December 31, 2009 and 2010 808,852.11; September 30, 2011 810,457.22	8	8	8
Additional paid-in capital	83,198	84,059	85,496
Accumulated other comprehensive income	4,009	1,709	2,638
Retained deficit	(43,361)	(37,545)	(39,474)

	43,854	48,231	48,668

	$262,247	$255,306	$281,902

See Notes to Consolidated Financial Statements.

ColorMatrix Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2010	2010	2011
			(Unaudited)
Net sales	$148,836	$182,115	$141,553	$152,488
Cost of goods sold	89,472	110,322	75,409	84,219

Gross profit	59,364	71,793	66,144	68,269
Selling, general and administrative expenses	38,464	48,115	44,066	53,195

Income from operations	20,900	23,678	22,078	15,074
Interest expense	17,365	16,427	13,474	13,682

Income before benefit for income taxes	3,535	7,251	8,604	1,392
Income taxes (benefit)	(307)	1,435	838	3,321

Net income (loss)	3,842	5,816	7,766	(1,929)
Foreign currency translation	602	(2,300)	(1,470)	929

Comprehensive income (loss)	$4,444	$3,516	$6,296	$(1,000)

See Notes to Consolidated Financial Statements.

ColorMatrix Group, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In Thousands)

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Retained
	Stock	Capital	Income	Deficit	Total
Balance, December 31, 2008	$8	$82,727	$3,407	$(47,203)	$38,939
Net income	—	—	—	3,842	3,842
Foreign currency translation	—	—	602	—	602
Stock compensation related to stock options	—	471	—	—	471

Balance, December 31, 2009	8	83,198	4,009	(43,361)	43,854
Net income	—	—	—	5,816	5,816
Foreign currency translation	—	—	(2,300)	—	(2,300)
Stock compensation related to stock options	—	861	—	—	861

Balance, December 31, 2010	8	84,059	1,709	(37,545)	48,231
(Unaudited)
Net (loss)	—	—	—	(1,929)	(1,929)
Foreign currency translation	—	—	929	—	929
Stock options exercised	—	161	—	—	161
Stock compensation related to stock options	—	1,276	—	—	1,276

Balance, September 30, 2011	$8	$85,496	$2,638	$(39,474)	$48,668

See Notes to Consolidated Financial Statements.

ColorMatrix Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

			Nine Months
	Year Ended December 31,		Ended September 30,
	2009	2010	2010	2011
			(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$3,842	$5,816	$7,766	$(1,929)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,396	4,966	3,859	4,158
Amortization	11,796	11,386	7,893	8,497
(Gain) loss on sale of property, plant and equipment	32	(287)	(406)	(2)
Stock compensation	471	861	503	1,276
Fair value change of interest rate swap agreements	(1,187)	(1,671)	(1,420)	(401)
Interest expense accrued directly into long-term debt	1,235	1,217	1,221	864
Non-cash interest expense on deferred financing costs	914	906	677	764
Foreign currency exchange related to long-term debt	(6,997)	(4,007)	(3,598)	1,188
Deferred income taxes	(2,922)	(2,501)	(2,403)	(495)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivables	33	(2,031)	(8,347)	(6,471)
Inventories	2,510	(5,240)	(7,194)	(7,366)
Prepaid expenses and other assets	(1,201)	(1,009)	(752)	(1,740)
Increase (decrease) in:
Accounts payable and accrued expenses	3,806	1,918	4,515	36
Other	101	26	(101)	(30)

Net cash provided by (used in) operating activities	16,829	10,350	2,213	(1,651)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(4,775)	(8,735)	(5,416)	(4,836)
Proceeds from sale of property, plant and equipment	—	519	336	12
Purchase of stock of Gayson Silicone Dispersions, Inc.	—	—	—	(14,404)
Patent cost capitalized	(272)	(619)	—	(323)

Net cash (used in) investing activities	(5,047)	(8,835)	(5,080)	(19,551)

Cash Flows from Financing Activities:
Borrowings on long-term debt	79	6,588	11,309	28,190
Payments on long-term debt	(9,598)	(9,333)	(10,734)	(7,165)
Payment of deferred financing costs	—	—	—	(599)
Proceeds from stock option exercise	—	—	—	161

Net cash provided by (used in) financing activities	(9,519)	(2,745)	575	20,587

Effect of foreign currency exchange rate changes on cash	1,381	(215)	320	123

Net change in cash and cash equivalents	3,644	(1,445)	(1,972)	(492)
Cash and cash equivalents at beginning of period	6,779	10,423	10,423	8,978

Cash and cash equivalents at end of period	$10,423	$8,978	$8,451	$8,486

(Continued)

ColorMatrix Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(In Thousands)

			Nine Months
	Year Ended December 31,		Ended September 30,
	2009	2010	2010	2011
			(Unaudited)
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$15,842	$15,780	$11,776	$11,749
Cash paid for taxes (net of refund)	1,955	3,128	2,615	2,813
Supplemental Disclosure of Operating Activity, recognition of tax-deductible goodwill in excess of goodwill for financial statement purposes	$—	$1,056	$—	$—
Supplemental Disclosures of Investing and Financing Activities:
Reclassification of equipment from inventory to property, plant and equipment	$835	$702	$485	$183
Accounts payable for purchase of property, plant and equipment	—	318	—	—
Purchase of stock of Gayson Silicone Dispersions, Inc.
Accounts receivable				$782
Inventories				946
Property and equipment				601
Intangible assets				6,598
Goodwill				8,627

Total assets acquired				17,554

Accounts payable				346
Accrued expenses				190
Deferred taxes				2,614

Total liabilities assumed				3,150

Total cash consideration paid, net of $277 cash received				$14,404

See Notes to Consolidated Financial Statements.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: ColorMatrix Group, Inc. and Subsidiaries (the “Company”) is engaged in the design and manufacture of liquid and dry colorants and additives for the thermoplastic extrusion and injection molding industry. The Company and its subsidiaries sell their products worldwide. During the years ended December 31, 2009 and 2010, approximately 70% and 54%, respectively, of sales were from the Company’s foreign subsidiaries.

A summary of the Company’s significant accounting policies:

Unaudited interim financial information: The accompanying interim consolidated balance sheet as of September 30, 2011, the consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and 2011, and the consolidated statement of stockholders’ equity for the nine months ended September 30, 2011 are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, these financial statements contain all normal and recurring adjustments considered necessary to present fairly the financial position at September 30, 2011, and its results of operations and cash flows for the nine months ended September 30, 2010 and 2011. The results for the nine month period ended September 30, 2011 is not necessarily indicative of the results to be expected for the full year. The information contained in these notes to the consolidated financial statements relating to the interim periods ended September 30, 2010 and 2011 are unaudited.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates: The allowance for doubtful accounts, deferred taxes, recoverability of long-term assets and valuation of goodwill, tradenames, patents, unpatented technology, customer relationships, non-compete agreements and navigator software development involve certain estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at December 31, 2010, may change in the near-term future and that effect could be material to the consolidated financial statements.

Foreign currency translation: For operations outside the U.S. with their local currency as the functional currency, results of operations and cash flows are translated at average exchange rates during the year, and assets and liabilities are translated at end-of-year exchange rates. Translation adjustments are included as a separate component of stockholders’ equity. Assets and liabilities that will be settled in a foreign currency are adjusted to U.S. dollars with the resulting gain or loss being included in the statement of operations. The financial statements of ColorMatrix Group, Inc., ColorMatrix Holdings, Inc., ColorMatrix Corporation, ColorMatrix Asia, ColorMatrix Plastics Colorant Co., Ltd., Chromatics, Inc., ColorMatrix Brazil, LLC, ColorMatrix Mexico S.A. de C.V., ColorMatrix Argentina S.A., ColorMatrix South America, Ltd., and ColorMatrix America do Sul, Ltda., are measured using the U.S. dollar as the functional currency. The financial statements of Seola ApS Holding, Colorant Chromatics AG, Colorant Chromatics Ab, Colorant GmbH, SCC Inc., CCTS, ColorMatrix BV, and ColorMatrix Russia are measured using the Euro as the functional currency. The financial statements of ColorMatrix UK Holdings Ltd. and ColorMatrix Europe Ltd. are measured using the British Pound Sterling as the functional currency.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Foreign currency exchange gains and (losses) that arise from exchange rate changes on transactions denominated in a foreign currency are included in the accompanying consolidated statements of operations as incurred.

The Company has intercompany loans between the parent and its subsidiaries that do not represent permanent advances to those entities. Foreign currency exchange gains and (losses) arising on these loans are included in the accompanying consolidated statements of operations as incurred.

For the years ended December 31, 2009 and 2010 (in thousands), $5,426 and $3,352, respectively, was included in selling, general and administrative expenses.

Revenue recognition: Revenue is recognized when title passes to the customer upon shipment.

Cash and cash equivalents: The Company considers investments in all highly liquid debt instruments with original maturities of three months or less at date of purchase to be cash equivalents. As of December 31, 2009 and 2010 and (unaudited) nine months ended September 30, 2011, the Company had approximately (in thousands) $4,769, $8,279 and $4,942, respectively, of cash and cash equivalents held at foreign banks.

Accounts receivable: Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received. Accounts receivable is considered to be past due if any portion of the receivable balance is outstanding past the established customer terms. The provision for doubtful accounts charged to expense totaled approximately (in thousands) $112 and $359 for the years ended December 31, 2009 and 2010, respectively.

Inventories: Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property, plant and equipment: Property, plant and equipment is stated at cost. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the assets.

Concentrations of credit risk: The Company has a concentration of funds over insured limits on deposits at banks at December 31, 2010, in cash and cash equivalents. The nature of the Company’s business requires that it maintain amounts which, at times, may exceed insured limits. In the opinion of management, no material risk of loss exists due to the Company’s condition.

Asset impairment assessments: The Company periodically evaluates the carrying value of long-lived assets to be held and used, including, but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset or asset group is considered impaired when the anticipated undiscounted cash flow from such asset or assets is less than its or their carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value would be determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Goodwill: The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Provisions of Intangibles-Goodwill and Other, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis on the two separate reporting units (liquid and dry colorants) as of December 31 each year. No indicators of impairment were identified during the 2009 and 2010 year-ends.

Other intangibles: The Company classifies intangible assets as definite-lived and indefinite-lived intangible assets. Definite-lived intangibles include customer relationships, a portion of tradenames, license fees, patents, non-compete agreements, navigator software development, unpatented technology, and deferred financing costs.

Intangibles with definite-lives are amortized over the estimated useful life using a method which reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. The determination of the expected life depends upon the use and underlying characteristics of the intangible asset. The Company’s evaluation of the expected life of the intangible assets considers the nature and terms of the underlying agreements; the intent and ability to use the specific asset; the age and market position of the products within the territories in which there are entitled to sell; the historical and projected growth of these products; and costs, if any, to renew the related agreement.

The Company periodically reviews the appropriateness of the amortization periods related to the definite-lived assets. Indefinite-lived intangibles include a portion of tradenames.

The following intangibles are being amortized over the periods indicated below:

Years
Tradenames	16 - Indefinite
License fee	2.3
Patents	5 - 10
Unpatented technology	11.75 - 16
Customer relationships	10 - 13
Non-compete agreements	2 - 5
Navigator software development	5
Deferred financing costs	5 - 7

Estimated aggregate amortization expense (in thousands), based on the current carrying value of intangible is as follows:

Year:
2011	$11,562
2012	10,904
2013	10,182
2014	9,614
2015	9,332
Thereafter	16,723

$68,317

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

The future amortization expense is an estimate. Actual amounts may change from such estimated amounts due to additional intangible assets acquisitions, potential impairments, accelerated amortization or other events.

Income taxes: Deferred income taxes are provided under the liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. There were no material uncertain tax positions at December 31, 2009 or 2010.

The Company currently files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The U.S. Internal Revenue Service has completed its exam on the consolidated income tax return for 2007. In August 2010, the IRS issued a “no change,” meaning there were no changes to the Company’s U.S. taxable income. The Company is no longer subject to income tax examinations prior to 2007 for U.S. federal income tax purposes, and with few exceptions, for state income tax purposes. The 2006 and 2007 U.K. federal income tax return is under examination by the U.K. HM Revenue & Customs. The Company does not believe any adjustments that may result from this examination will be significant. The Company is no longer subject to income tax examinations prior to 2006 for U.K. corporate income taxes.

Advertising: The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense (in thousands) for the years ended December 31, 2009 and 2010 was $247 and $608, respectively.

Research and development: Research and development costs are expensed as incurred. Research and development expense was approximately (in thousands) $3,105 and $4,172 for the years ended December 31, 2009 and 2010, respectively.

Stock-based compensation: The Company has a stock-based employee compensation plan, which is more fully described in Note 7. The Company accounts for its stock-based compensation in accordance with Compensation-Stock Compensation. The Company measures the cost of employee services received in exchange for equity instruments based on the grant-date fair value of those instruments and records compensation expense over the related vesting period.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Comprehensive income (loss): Other comprehensive income (loss) refers to revenues, expenses, gain and losses that under accounting principles generally accepted in the United States are included in other comprehensive income (loss), but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.

Derivative financial instruments: The Company has six interest rate swap agreements that are recognized on the consolidated balance sheets at their fair value. The Company has included the fair value of the interest rate swaps in current liabilities and the change in the fair value of the agreements are included with interest expense.

Fair value of financial instruments: The carrying amount of cash and cash equivalents, accounts receivables, and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rates on the instruments are similar to the rates available to the Company on similar instruments. The fair value of the interest rate swap agreements is based on the market price provided by the commercial bank that is the counterparty to the swap agreements and represents the amount the Company would pay or receive to terminate the swap agreements.

The Company applies the provisions of Fair Value Measurements and Disclosures for assets and liabilities recognized at fair value on a recurring basis. Fair Value Measurements and Disclosures establishes a framework for measuring fair value and requires enhanced disclosures about assets and liabilities carried at fair value.

As defined in Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair Value Measurements and Disclosures establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 –	Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices.

Level 2 –	Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 –	Significant inputs to pricing have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine fair value of financial transmission rights.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies (Continued)

The following table presents the fair value hierarchy for those liabilities (in thousands) measured at fair value on a recurring basis as of December 31, 2009 and 2010 and (unaudited) September 30, 2011. As required by Fair Value Measurements and Disclosures, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	2009
Liabilities
Interest rate swap agreements	$2,072	$—	$2,072	$—

	2010
Liabilities
Interest rate swap agreements	$401	$—	$401	$—

	2011 (Unaudited)
Liabilities
Interest rate swap agreements	$—	$—	$—	$—

Interest rate swap agreements – Currently, the Company uses interest rate swaps to manage interest rate risk. The fair values are estimated by the counterparty using inputs that are observable or that can be corroborated by observable market data, and therefore, is classified within Level 2 of the valuation hierarchy.

Subsequent events: The Company has evaluated subsequent events through April 28, 2011, the date on which the financial statements were available to be issued. Other than the subsequent event that is disclosed in Note 11 of the consolidated financial statements, management has determined that no events or transactions have occurred through that date that required additional recognition of disclosure in the financial statements.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Other Intangibles and Goodwill

Other intangibles as of December 31, 2009 and 2010 and (unaudited) September 30, 2011 were as follows:

	(In Thousands)
	Cost	Accumulated Amortization	Currency Translation Adjustments	Net
December 31, 2009:
Tradenames, indefinite lives	$10,344	$—	$(669)	$9,675
Tradenames, amortizable	455	(83)	—	372
License fee	52	(52)	—	—
Patents	12,824	(2,043)	(39)	10,742
Unpatented technology	45,567	(15,414)	(1,533)	28,620
Customer relationships	58,538	(19,275)	(1,475)	37,788
Non-compete agreements	2,061	(1,248)	79	892
Navigator software development	630	(438)	29	221
Deferred financing costs	6,107	(2,715)	(413)	2,979

Total	$136,578	$(41,268)	$(4,021)	$91,289

December 31, 2010:
Tradenames, indefinite lives	$10,344	$—	$(913)	$9,431
Tradenames, amortizable	455	(111)	—	344
License fee	52	(52)	—	—
Patents	13,443	(3,728)	(49)	9,666
Unpatented technology	45,567	(19,110)	(2,194)	24,263
Customer relationships	58,538	(24,494)	(2,306)	31,738
Non-compete agreements	2,061	(1,888)	29	202
Navigator software development	630	(539)	14	105
Deferred financing costs	6,107	(3,649)	(465)	1,993

Total	$137,197	$(53,571)	$(5,884)	$77,742

(Unaudited)
September 30, 2011:
Tradenames, indefinite lives	$10,344	$—	$(833)	$9,511
Tradenames, amortizable	1,202	(198)	—	1,004
License fee	52	(52)	—	—
Patents	13,766	(5,016)	(46)	8,704
Unpatented technology	45,567	(22,701)	(983)	21,883
Customer relationships	64,388	(28,748)	(2,012)	33,628
Non-compete agreements	1,455	(1,468)	36	23
Navigator software development	630	(606)	19	43
Deferred financing costs	6,706	(4,412)	(441)	1,853

Total	$144,110	$(63,201)	$(4,260)	$76,649

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Other Intangibles and Goodwill (Continued)

Changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2010 and (unaudited) September 30, 2011 are as follows:

	December 31,		September 30,
	2009	2010	2011
			(Unaudited)
	(In Thousands)
Balance, beginning	$96,154	$99,537	$96,533
Currency translation adjustments	3,383	(1,948)	639
Acquired during the year	—	—	8,627
Recognition of tax-deductible goodwill in excess of goodwill for financial statement purposes	—	(1,056)	—

Balance, ending	$99,537	$96,533	$105,799

Note 3. Inventories

Inventories at December 31, 2009 and 2010 and (unaudited) September 30, 2011 consisted of the following:

	December 31,		September 30,
	2009	2010	2011
			(Unaudited)
	(In Thousands)
Raw materials	$8,504	$11,781	$20,098
Work-in-process	28	75	155
Finished goods, including pumps	8,278	9,200	8,923

	$16,810	$21,056	$29,176

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Pledged Assets and Long-Term Debt

Long-term debt at December 31, 2009 and 2010 and (unaudited) September 30, 2011 and the terms and collateral as of December 31, 2010, are as follows (in thousands):

	December 31,		September 30,
	2009	2010	2011
			(Unaudited)
The Company has a U.S. revolving credit agreement with a bank under which it can borrow up to (in thousands) $11,000, limited to 85% of eligible accounts receivable and 60% of eligible inventory, due in full in April 2013. The borrowing base at December 31, 2010, was (in thousands) $10,600. The Company may choose to borrow at the bank’s Base Rate plus 1.75% or the applicable LIBOR interest rate plus 3.0%. (A)	$—	$3,500	$8,800
The Company has a European revolving credit agreement with a bank under which it can borrow up to (in thousands) €7,000 ($9,277), limited to a borrowing base calculation that includes ratios of EBITDA, leverage and cash balances, due in full in April 2013. The borrowing base at December 31, 2010, was (in thousands) €7,000 ($9,277). Borrowings bear interest at EURIBOR rate plus 3.0% (current effective rate of 3.82%). (A)	—	3,114	4,419
U.S. Term Loan B, bank, due in quarterly principal payments of (in thousands) $135 to April 2013 when remaining principal balance is due. Interest is payable monthly at the bank’s Base Rate plus 1.75% or the applicable LIBOR interest rate plus 3.0% to April 2013. At December 31, 2010, (in thousands) $7 were borrowed under the bank’s Base Rate plus 1.75% (current effective rate is 5.0%) and $46,950 were borrowed under LIBOR interest rate plus 3.0% (current effective rate of 3.29%). (A)	52,515	46,957	46,591
U.S Term Loan C, due in quarterly principal payments of (in thousands) $34 to April 2013 when remaining principal balance is due. Interest is payable monthly at the bank’s Base Rate plus the greater of 2.75% or the applicable LIBOR interest rate plus 4.00% depending on borrowings outstanding under each portion. (A)	—	—	14,932
U.S. Subordinated Term Loan C, private investment company, due in full in November 2013, with interest payable at 14%, of which 12% is payable quarterly and the remaining 2% is accrued on the notes. (B)	39,826	40,436	40,850
European Term Loan B, bank, due in quarterly principal payments of (in thousands) €76 ($101) to April 2013 when remaining principal balance is due. Interest payable monthly at EURIBOR rate, plus 3.0% (current effective rate is 3.80%). (A)	42,500	35,539	36,178
European Subordinated Term Loan C, private investment company, due in full in November 2013, with interest payable at 14%, of which 12% is payable quarterly and the remaining 2% is accrued on the notes. (B)	43,461	40,786	42,275
Other	66	31	100

	178,368	170,363	194,145
Less current portion	1,013	884	998

Long-term debt	$177,355	$169,479	$193,147

(A)	These agreements contain various restrictive covenants including, among others, ones related to the maintenance of a certain leverage ratio, fixed charge coverage ratio, and interest coverage ratio. In addition, these notes are collateralized by substantially all of the Company’s assets.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Pledged Assets and Long-Term Debt (Continued)

(B)	These agreements contain various restrictive covenants including, among others, ones related to the maintenance of a certain leverage ratio, fixed charge coverage ratio, and interest coverage ratio. In addition, these notes are subordinated to the bank financing.

Maturities of long-term debt at December 31, 2010, are as follows (in thousands):

Year ending December 31:
2011	$884
2012	857
2013	168,622

$170,363

Interest Rate Swaps: For the year ended December 31, 2009 the Company had six interest rate swaps to lock in the interest cash outflows on its notes payable. The interest rate swaps have a total notional amount (in thousands) of $64,322 at December 31, 2009. One of the interest rate swaps, with a notional amount of (in thousands) $7,059 increases to a notional amount of (in thousands) $20,747 in March 2010 and matures in June 2010. One of the interest rate swaps, with a notional amount of (in thousands) $15,674, matures in June 2011. The remaining four interest rate swaps with a notional amount of $41,589 mature in June 2010. These cash flow hedges change the variable-rate interest on a portion of the notes payable to a fixed-rate interest. The estimated fair value of these agreements at December 31, 2009 and 2008, was a liability of approximately (in thousands) $2,072 and $3,259, respectively, which is included on the Company’s balance sheet. The amount is subsequently reclassified into interest expense as a yield adjustment in the same year in which the related interest on the floating-rate debt obligation affects earnings.

For the year ended December 31, 2010 the Company has an interest rate swap to lock in the interest cash outflows on its notes payable. The interest rate swap has a total notional amount (in thousands) of $15,512 at December 31, 2010 and matures in June 2011. The cash flow hedge changes the variable-rate interest on a portion of the notes payable to a fixed-rate interest. The estimated fair value of this agreement at December 31, 2010, was a liability of approximately (in thousands) $401 which is included on the Company’s balance sheet. The amount is subsequently reclassified into interest expense as a yield adjustment in the same year in which the related interest on the floating-rate debt obligation affects earnings.

The Company has letters of credit available for issuance up to a maximum (in thousands) $3,000 and €2,000 $(2,651). The letters of credit expire one year from the date of issuance or the tenth day prior to the due date of the revolving credit agreement, May 2011. As of December 31, 2009 and 2010 there were (in thousands) no issuances and $111 under the letters of credit.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Commitment and Contingencies

The Company leases certain facilities and equipment under long-term operating lease agreements, some from related parties. Total lease expense was approximately (in thousands) $2,868 and $2,927 for the years ended December 31, 2009 and 2010, respectively.

Approximate future minimum lease commitments (in thousands) under non-cancelable operating leases are as follows at December 31, 2010:

Year ending December 31:
2011	$1,700
2012	1,500
2013	900
2014	700
2015	200
Thereafter	1,600

$6,600

In the ordinary course of business, the Company is involved in various legal proceedings and disputes. Management is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the financial position or operating results of the Company.

Note 6. Income Taxes

The Company’s total deferred income tax assets and deferred income tax liabilities at December 31, 2009 and 2010 are as follows:

	2009	2010
	(In Thousands)
Deferred tax assets
Allowance for doubtful accounts receivable	$58	$49
Inventory	204	225
Compensation related	750	600
Interest expense	732	142
Accrued expenses	157	166
Net operating loss carryforwards	9,552	10,678
Foreign tax credits	1,085	1,242
Depreciation of property and equipment	263	390
Other	310	573

	13,111	14,065
Less valuation allowance	10,755	12,035

Net deferred tax assets	2,356	2,030
Deferred income tax liabilities, intangible assets	(18,612)	(14,667)

Net deferred tax (liabilities)	$(16,256)	$(12,637)

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (Continued)

Deferred tax assets are reduced by a valuation allowance when in the opinion of the Company it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance for deferred tax assets increased by (in thousands) $1,280 in 2010. The increase in the allowance is primarily due to the current year U.S. foreign tax credits and net operating losses generated by the holding company in the UK that the Company, due to uncertainties related to its ability to utilize these credits and losses, believes that it is more likely than not the tax benefits from these losses will not be realized. Furthermore, the Company believes it is more likely than not that other certain deferred tax assets will not be realized and has recorded a valuation allowance against these deferred tax assets. Moreover, deferred taxes have not been provided on excess book basis in shares of foreign subsidiaries because these basis differences are not expected to reverse in the foreseeable future. These basis differences arose primarily through undistributed book earnings of the foreign subsidiaries. The basis differences could reverse through the sale of subsidiaries, the receipt of dividends from the foreign subsidiaries, as well as various other events. It is not practical to calculate the residual income tax which would result if these basis differences reversed due to the complexities of the tax law and the hypothetical nature of the calculations.

At December 31, 2010, the Company had approximately (in thousands) $45,020 related to goodwill that will be tax deductible in future years.

(Unaudited) as discussed further in Note 11, the Company acquired all outstanding shares of capital stock of Gayson Silicone Dispersions, Inc. on April 21, 2011. The Company recorded a deferred tax liability of (in thousands) $2,614 for the difference between the fair value of net assets and the carryover tax basis of net assets at the date of acquisition.

The deferred tax amounts have been classified on the accompanying balance sheets as of December 31, 2009 and 2010 as follows:

	2009	2010
	(In Thousands)
Current assets	$1,424	$1,527
Long-term (liabilities)	(17,680)	(14,164)

Income tax benefit	$(16,256)	$(12,637)

The component of the income tax benefit for the years ended December 31, 2010 and 2009 is as follows:

	2009	2010
	(In Thousands)
Current federal and state taxes	$(86)	$39
Current foreign taxes	2,687	3,955
Deferred	(2,908)	(2,559)

Total tax expense (benefit)	$(307)	$1,435

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (Continued)

The net deferred tax asset for net operating losses does not include the tax benefit of the amortization on the amount that tax deductible goodwill exceeds goodwill recorded for financial reporting purposes. During the current year the Company had sufficient taxable income to recognize the benefit of this second component of goodwill in addition to a portion of NOL’s from prior years relating to this amortization deduction. The Company has recognized the benefit of (in thousands) $512 in NOL carryforwards related to excess tax deductible goodwill. This tax benefit has been allocated to reduce goodwill. As of December 31, 2010 approximately (in thousands) $1,577 in tax benefits remains unrecognized in the financials.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.

The sources and tax effects of the differences are as follows:

	2009	2010
	(In Thousands)
Expected tax benefit	$1,202	$2,465
State income taxes (current), net of federal tax benefit	(28)	6
Benefits and taxes related to foreign operations	(505)	(986)
Adjustment to deferred tax assets and liabilities for enacted changes in tax laws and rates	(1,003)	(2,403)
Compensation related	—	405
Tax-deductible goodwill	—	509
Other	(209)	159
Increase in valuation allowance	236	1,280

	$(307)	$1,435

For the nine months ending September 30, 2010 and 2011 (Unaudited), an estimated annual effective tax rate was computed in accordance ASC 740-270. Accordingly, an estimated annual effective tax rate has been computed based upon expected ordinary income for the year. In computing the estimated annual effective tax rate, jurisdictions, including, but not limited to the U.S. and UK, with expected ordinary losses for the year where it is more likely than not the tax benefits of those losses would not be recognizable as a deferred tax asset were excluded from the overall estimated annual effective tax rate computation. A separate annual effective tax rate of zero percent due to a full valuation allowance was applied to the ordinary losses in these jurisdictions. The overall estimated annual effective tax rate of 21 percent and 17 percent for 2010 and 2011, respectively, was applied to all other jurisdictions with expected ordinary income for the year. Applicable tax rates for these jurisdictions range from 10 to 30 percent, tax rates less than the expected tax rate. Furthermore, income before benefit for income taxes through September 30, 2010 and 2011, unaudited, includes approximately $7,092 and $22,611 in ordinary losses, respectively, in jurisdictions where a separate annual effective tax rate of zero percent has been computed due to a full valuation. Significant unusual or infrequent items were excluded from ordinary income and the respective calculation of estimated annual effective tax rates. These items were recognized as discrete events and the associated income tax expense or benefit were determined separately at each interim period. The provision for income taxes for both periods ending September 30, 2010 and September 30, 2011, include an income tax benefit of $2,403 and $495, respectively, due to a change in tax rates.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (Continued)

As of December 31, 2010, the Company has U.S. federal net operating loss carryforwards of approximately (in thousands) $12,057 for federal tax purposes, which will be available to offset future U.S. taxable income. If not used, approximately (in thousands) $1,545, $8,300, $1,570 and $642 of these carryforwards will expire in 2029, 2028, 2027 and 2026, respectively. The Company has U.S. foreign tax credits in the amount of approximately (in thousands) $1,242 which will be available to offset future U.S. income taxes. If not used, approximately (in thousands) $251, $233, $436 and $322 of these credits will expire in 2020, 2019, 2018 and 2017, respectively.

As of December 31, 2010, the Company also has foreign loss carryforwards of approximately (in thousands) $25,691 for UK tax purposes. The loss carryforwards relate to the holding company in the UK and can be used for an unlimited period of time.

Effective April 1, 2011, the UK tax rate will be 27%. Accordingly, the UK deferred tax assets and liabilities have been calculated at 27%. All other foreign deferred taxes are recorded at a blended rate of 35%. The impact on the current year statement of income is an expense of (in thousands) $2,403. (Unaudited) for the nine months ending September 30, 2010 this tax benefit has been included as a separate discrete item. Income tax rates in the UK were further reduced to 26% and again to 25% beginning in the 2012 fiscal year. Accordingly, the impact to income tax benefit of (in thousands) $495 is recognized in the nine months ending September 30, 2011 as a discrete item.

During the year ended December 31, 2010 certain UK employees exercised stock options. Under U.S. federal and state tax law, a tax deduction would not be permitted at the time of exercise since these participants would not be subject to U.S. federal and state income taxes. Under UK tax law a deduction on the UK tax return is permitted if the participant exercising the option is subject to UK income tax and the options are exercised as a reward for working in a business carried out in the UK and the underlying stock is classed as an ordinary share of capital in a company that is either listed on a recognized stock exchange, or, if not listed, in a company that is not under the control of another company. Since the UK subsidiary is controlled by ColorMatrix Group, Inc. the deferred tax asset attributable to these participants has been reduced as it is unlikely a tax deduction will be permitted. The impact to the current year statement of income is a tax benefit of (in thousands) $405.

Note 7. Stock Options

In 2006, the Company adopted the ColorMatrix Group, Inc. 2006 Equity Incentive Plan (the “Plan”) a stock option plan reserving an aggregate of 106,000 shares of the Company’s common stock for issuance under the Plan. The price for each option shall be the fair market value of the Company’s stock at the date the option is granted as determined by the Board of Directors.

The following tables set forth the information about the fair value of stock option grants in the years ended December 31, 2009 and 2010, using the Black-Scholes option pricing model and the weighted-average assumptions used for such grants:

	2009	2010
	(In Thousands)
Fair value of options granted	$32.54	$53.56
Expected dividends	0.00%	0.00%
Risk free interest rate	1.11%	0.32%
Expected volatility factor	34.47%	20.40%
Expected option life	2.3 years	1.3 years

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Stock Options (Continued)

The risk-free interest rate is based on the U.S. Treasury for the option life at date of grant. The volatility factor was determined based on the Dow Jones Index for similar companies in the same industry. No dividends are expected to be paid. Forfeitures and option life have been estimated by the Company based upon historical experience under the Plan.

The Company recorded stock compensation expense (in thousands) of $471 and $861 for the years ended December 31, 2009 and 2010, respectively. As of December 31, 2009 and 2010 there is approximately (in thousands) $989 and $1,637, respectively, of unrecognized option compensation expense related to nonvested stock options. This amount will be recorded as expense over the next year.

(Unaudited) in May 2011 option holders exercised 1,605.11 options at a $100 exercise price. The total intrinsic value of the options exercised was (in thousands) $110.

A summary of the option activity for the year ended December 31, 2010 and (unaudited) nine months ended September 30, 2011, is presented below:

		Weighted
	Number	Average
	of Shares	Exercise Price
Balance, December 31, 2008	66,542.96	$113
Options granted	10,650.00	154

Balance, December 31, 2009	77,192.96	121
Options granted	28,182.00	154

Balance, December 31, 2010	105,374.96	$131
(Unaudited)
Options exercised	(1,605.11)	100
Options forfeited/canceled	(4,365.91)	104

Vested and expected to vest at September 30, 2011	99,403.94	$132

Vested and exercisable at September 30, 2011 (unaudited)	80,536.01	$126

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Retirement Plans

The Company has a 401(k) defined contribution retirement plan and a discretionary profit-sharing plan which cover substantially all eligible employees in the United States. Company contributions are based on a percentage of employee contributions. Total expenses for this plan was approximately (in thousands) $244 and $250 for the years ended December 31, 2009 and 2010, respectively.

The Company’s UK subsidiary sponsors a defined contribution plan for certain of its employees. The Company contributes annually a percentage of the employees’ eligible compensation as defined. Total contribution expense for this plan was approximately (in thousands) $351 and $438 for the years ended December 31, 2009 and 2010, respectively.

The Company’s Colorant Chromatics Group (“Group”) subsidiaries (Europe and China) sponsor a statutory social security plan. Furthermore, there are independent pension plans or pension insurance policies covering substantially all employees. Total contribution expense for these plans was approximately (in thousands) $286 and $254 for the years ended December 31, 2009 and 2010, respectively.

The Company’s Chromatics, Inc. subsidiary has a 401(k) defined contribution retirement plan which covers substantially all eligible employees. Company contributions are based on a percentage of employee contributions. Total expenses for this plan was approximately (in thousands) $33 and $38 for the years ended December 31, 2009 and 2010, respectively.

Note 9. Related Party Transactions

On April 4, 2007, the Company entered into a management agreement with a Private Partnership that is a majority owner of the Company. The agreement provides that management of the Partnership will render consulting, advisory and other special services and expertise to the Company. The agreement called for management fees (in thousands) of $1,000 annually, payable in equal monthly installments. The Company expensed (in thousands) $1,000 in management fees for the years ended December 31, 2009 and 2010, which is included in selling, general and administrative expenses in the consolidated statements of operations.

Note 10. Notes Receivable for the Purchase of Common Stock

During 2010 stock option holders exercised stock options resulting in notes receivable totaling (in thousands) $3,546. These notes bear interest at 0.46% per annum and are collateralized by 29,807.75 shares of the Company’s common stock. Interest is paid semi-annually in March and September. The notes and any unpaid interest are due in September 2013. Interest on the notes receivable is credited to additional paid-in capital as it is earned.

During the (unaudited) nine months ended September 30, 2011 stock option holders exercised stock options resulting in notes receivable totaling (in thousands) $1,572. These notes bear interest at rates ranging from 0.23% to 0.26% per annum and are collateralized by 12,264.99 shares of the Company’s common stock. Interest is paid semi-annually in March and September. The notes and any unpaid interest are due in September 2014. Interest on the notes receivable is credited to additional paid-in capital as it is earned.

Since these notes are collateralized by the common stock received through the exercise of the stock options, the common stock received through the exercise of the stock options is accounted for as outstanding stock options and the notes receivable are not recognized for accounting purposes.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Business Acquisition

Pursuant to a share purchase agreement dated April 21, 2011, all outstanding shares of capital stock of Gayson Silicone Dispersions, Inc. (Gayson) was acquired by the Company for (in thousands) $14,404. Gayson is a worldwide leader for providing the highest quality pigment, chemical additive and catalyst dispersions for silicone rubber. This purchase allows the Company to expand their business into the silicone industry. The total purchase price was funded with debt. This transaction will be accounted for as a purchase. Under the acquisition method of accounting, the fair value of the Company is allocated to the assets acquired and liabilities assumed based upon fair values.

(Unaudited) the following table (in thousands) summarizes the consideration paid for the amounts of the assets acquired and liabilities assumed as of the acquisition date:

(Unaudited)
Cash consideration	$14,404

Acquisition-related costs, included in selling, general and administrative expenses in the Company’s statement of operations for the nine-months ended September 30, 2011	$640

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	$782
Inventories	946
Property and equipment	601
Tradename (5-year weighted average useful life)	748
Customer relationships (10-year weighted average useful life)	5,850
Accounts payable	(346)
Accrued expenses	(190)
Deferred taxes	(2,614)

Total identifiable net assets	5,777
Goodwill	8,627

$14,404

The operating results of the acquired business have been included in the consolidated statements of operations since the acquisition date.

None of the goodwill recognized is expected to be deductible for income tax purposes.

The estimated fair values of property and equipment, tradenames, customer relationships and deferred taxes are provisional, because the final valuation reports have not been completed, and are based on the information that was available at the acquisition date to estimate the fair value. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those fair values. Thus the provisional measurements of fair value set forth above are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one-year from the acquisition date.

ColorMatrix Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Sale of the Company (Unaudited)

On December 21, 2011, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 30, 2011, PolyOne Corporation acquired 100% of the outstanding common stock and stock options to purchase common stock for a purchase price of $486.1 million in cash, subject to a working capital adjustment and a closing cash adjustment. The Company debt was repaid at the date of sale.